Exhibit 99.2

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(in thousands, except per share amounts)

	2004	2003
ASSETS

Real estate investments:
Land and improvements	$710,379	$641,544
Buildings and tenant improvements	4,666,715	4,452,624
Construction in progress	109,788	119,441
Investments in unconsolidated companies	287,554	295,837
Land held for development	393,650	314,996
	6,168,086	5,824,442
Accumulated depreciation	(788,900)	(677,357)

Net real estate investments	5,379,186	5,147,085

Cash and cash equivalents	5,589	12,632
Accounts receivable, net of allowance of $1,238 and $1,524	17,127	17,121
Straight-line rent receivable, net of allowance of $1,646 and $2,146	89,497	70,143
Receivables on construction contracts, including retentions	59,342	44,905
Deferred financing costs, net of accumulated amortization of $9,006 and $10,703	31,924	13,421
Deferred leasing and other costs, net of accumulated amortization of $88,888 and $67,317	203,882	158,562
Escrow deposits and other assets	110,096	97,380
	$5,896,643	$5,561,249

LIABILITIES AND SHAREHOLDERS’ EQUITY

Indebtedness:
Secured debt	$203,081	$208,649
Unsecured notes	2,315,623	1,775,887
Unsecured line of credit	-	351,000
	2,518,704	2,335,536

Construction payables and amounts due subcontractors, including retentions	67,740	60,789
Accounts payable	526	2,268
Accrued expenses:
Real estate taxes	55,748	52,958
Interest	36,531	33,259
Other	50,814	51,808
Other liabilities	105,771	107,113
Tenant security deposits and prepaid rents	39,827	37,975
Total liabilities	2,875,661	2,681,706

Minority interest	195,113	212,794

Shareholders’ equity:
Preferred shares ($.01 par value); 5,000 shares authorized;
2,365 and 1,898 shares issued and outstanding	657,250	540,508
Common shares ($.01 par value); 250,000 shares authorized;
142,894 and 136,594 shares issued and outstanding	1,429	1,366
Additional paid-in capital	2,538,461	2,379,817
Accumulated other comprehensive income (loss)	(6,547)	-
Distributions in excess of net income	(364,724)	(254,942)
Total shareholders’ equity	2,825,869	2,666,749

	$5,896,643	$5,561,249

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31

(in thousands, except per share amounts)

	2004	2003	2002
RENTAL OPERATIONS:
Revenues:
Rental income from continuing operations	$731,779	$677,855	$639,269
Equity in earnings of unconsolidated companies	21,586	23,688	27,180
	753,365	701,543	666,449
Operating expenses:
Rental expenses	152,853	138,086	119,583
Real estate taxes	83,320	75,831	68,459
Interest expense	132,936	123,423	109,269
Depreciation and amortization	217,216	184,558	162,627
	586,325	521,898	459,938
Earnings from continuing rental operations	167,040	179,645	206,511

SERVICE OPERATIONS:
Revenues:
General contractor gross revenue	357,133	286,689	194,439
General contractor costs	(329,545)	(259,930)	(172,559)
Net general contractor revenue	27,588	26,759	21,880
Property management, maintenance and leasing fees	15,000	14,731	14,301
Construction management and development activity income	25,002	15,486	29,428
Other income	3,213	2,480	2,971
Total revenue	70,803	59,456	68,580
Operating expenses	46,382	37,635	38,310

Earnings from service operations	24,421	21,821	30,270

General and administrative expense	(26,388)	(22,116)	(25,284)

Operating income	165,073	179,350	211,497

OTHER INCOME (EXPENSE):
Interest income	5,213	3,613	3,833
Earnings from sale of land, depreciable property and ownership
interests in unconsolidated companies, net of impairment adjustment	10,202	15,752	7,292
Other revenue (expense)	(567)	(734)	182
Other minority interest in earnings of subsidiaries	(1,253)	(586)	(1,093)
Minority interest in earnings of common unitholders	(13,607)	(15,467)	(16,616)
Minority interest in earnings of preferred unitholders	-	(1,904)	(7,560)
Income from continuing operations	165,061	180,024	197,535

Discontinued operations:
Net income (loss) from discontinued operations, net of minority interest	(258)	7,456	14,088
Gain (loss) on sale of discontinued operations, net of impairment adjustment and minority interest	23,898	11,752	(4,456)
Income from discontinued operations	23,640	19,208	9,632

Net income	188,701	199,232	207,167
Dividends on preferred shares	(33,777)	(37,321)	(45,053)
Adjustments for redemption of preferred stock	(3,645)	-	(8,145)
Net income available for common shareholders	$151,279	$161,911	$153,969

Basic net income per common share:
Continuing operations	$.90	$1.05	$1.08
Discontinued operations	.17	.14	.07
Total	$1.07	$1.19	$1.15

Diluted net income per common share:
Continuing operations	$.89	$1.05	1.07
Discontinued operations	.17	.14	.07
Total	$1.06	$1.19	$1.14

Weighted average number of common shares outstanding	141,379	135,595	133,981
Weighted average number of common and dilutive potential common shares	157,062	151,141	150,839

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31

(in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$188,701	$199,232	$207,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	189,119	168,959	154,565
Amortization of deferred leasing and other costs	39,463	27,275	21,056
Amortization of deferred financing costs	4,904	3,626	3,725
Minority interest in earnings	17,184	20,036	26,377
Straight-line rent adjustment	(22,436)	(22,387)	(12,500)
Earnings from land and depreciated property sales	(36,449)	(28,776)	(1,048)
Build-for-sale operations, net	(41)	(20,899)	168,199
Construction contracts, net	(11,047)	(3,210)	(11,656)
Other accrued revenues and expenses, net	(1,070)	15,989	9,136
Operating distributions received in excess of equity in earnings from unconsolidated companies	10,447	8,783	4,575
Net cash provided by operating activities	378,775	368,628	569,596

Cash flows from investing activities:
Development of real estate investments	(145,629)	(129,199)	(158,131)
Acquisition of real estate investments	(204,361)	(201,819)	(98,062)
Acquisition of land held for development and infrastructure costs	(116,669)	(32,944)	(27,467)
Recurring tenant improvements	(58,847)	(35,972)	(28,011)
Recurring leasing costs	(27,777)	(20,932)	(17,975)
Recurring building improvements	(21,029)	(19,544)	(13,373)
Other deferred leasing costs	(16,386)	(17,167)	(18,219)
Other deferred costs and other assets	(15,055)	(25,264)	(17,790)
Proceeds from land and depreciated property sales, net	178,301	167,626	52,186
Advances to unconsolidated companies	(3,033)	(5,481)	(11,130)
Net cash used for investing activities	(430,485)	(320,696)	(337,972)

Cash flows from financing activities:
Proceeds from issuance of common shares, net	12,259	14,026	22,834
Proceeds from issuance of preferred shares, net	338,360	96,700	-
Payments for redemption of preferred shares	(102,652)	(20)	(167,953)
Redemption of warrants	(2,881)	(4,692)	-
Proceeds from unsecured debt issuance	690,000	425,000	200,000
Payments on unsecured debt	(150,000)	(175,000)	-
Proceeds from debt refinancing	-	38,340	-
Proceeds from issuance of secured debt	-	40,000	-
Payments on secured indebtedness including principal amortization	(39,430)	(143,542)	(71,953)
Borrowings (payments) on lines of credit, net	(351,000)	46,105	157,305
Payment for redemption of preferred units	-	(65,000)	(35,000)
Distributions to common shareholders	(261,061)	(248,100)	(242,475)
Distributions to preferred shareholders	(31,828)	(37,321)	(47,053)
Distributions to preferred unitholders	-	(4,859)	(7,560)
Distributions to minority interest	(26,941)	(28,484)	(28,575)
Deferred financing costs	(30,159)	(5,867)	(3,263)
Net cash provided by (used for) financing activities	44,667	(52,714)	(223,693)

Net increase (decrease) in cash and cash equivalents	(7,043)	(4,782)	7,931

Cash and cash equivalents at beginning of year	12,632	17,414	9,483
Cash and cash equivalents at end of year	$5,589	$12,632	$17,414
Other non-cash items:
Assumption of debt for real estate acquisitions	$29,854	$-	$9,566
Contributions of property to unconsolidated companies	$-	$5,009	$-
Conversion of Limited Partner Units to common shares	$25,376	$26,546	$60,509
Conversion of Series D Preferred Shares to common shares	$130,665	$-	$-
Issuance of Limited Partner Units for real estate acquisitions	$7,575	$3,187	$4,686
Transfer of debt in sale of depreciated property	$-	$-	$2,432
Acquisition of partners’ interest in unconsolidated companies	$-	$20,630	$12,149

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

(in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Distributions In Excess of Net Income	Total

Balance at December 31, 2001	$608,664	$1,314	$2,253,784	$(192)	$(78,247)	$2,785,323
Comprehensive Income:
Net income	-	-	-	-	207,167	207,167
Distributions to preferred shareholders	-	-	-	-	(47,053)	(47,053)
Adjustment for carrying value of preferred stock redemptions	-	-	8,145	-	(8,145)	-
Gains (losses) on derivative instruments	-	-	-	(1,919)	-	(1,919)
Comprehensive income available for common shareholders						158,195
Issuance of common shares	-	12	22,855	-	-	22,867
Acquisition of minority interest	-	24	60,485	-	-	60,509
Repurchase of Series D Preferred shares	(25)	-	-	-	-	(25)
Redemption of Series B Preferred shares	(17,750)	-	(178)	-	-	(17,928)
Redemption of Series F Preferred shares	(150,000)	-	-	-	-	(150,000)
Tax benefits from employee stock plans	-	-	856	-	-	856
FASB 123 compensation expense	-	-	224	-	-	224
Retirement of common shares	-	-	(210)	-	-	(210)
Distributions to common shareholders ($1.81 per share)	-	-	-	-	(242,475)	(242,475)

Balance at December 31, 2002	$440,889	$1,350	$2,345,961	$(2,111)	$(168,753)	$2,617,336
Comprehensive Income:
Net income	-	-	-	-	199,232	199,232
Distributions to preferred shareholders	-	-	-	-	(37,321)	(37,321)
Gains (losses) on derivative instruments	-	-	-	2,111	-	2,111
Comprehensive income available for common shareholders						164,022
Issuance of common shares	-	7	14,253	-	-	14,260
Issuance of preferred shares	100,000	-	(3,300)	-	-	96,700
Acquisition of minority interest	-	9	26,537	-	-	26,546
Repurchase of Series D Preferred shares	(20)	-	-	-	-	(20)
Conversion of Series D Preferred shares	(361)	-	361	-	-	-
Redemption of Warrants	-	-	(4,692)	-	-	(4,692)
Tax benefits from employee stock plans	-	-	542	-	-	542
FASB 123 compensation expense	-	-	155	-	-	155
Distributions to common shareholders ($1.83 per share)	-	-	-	-	(248,100)	(248,100)

Balance at December 31, 2003	$540,508	$1,366	$2,379,817	$-	$(254,942)	$2,666,749

Comprehensive Income:
Net income	-	-	-	-	188,701	188,701
Distributions to preferred shareholders	-	-	-	-	(33,777)	(33,777)
Adjustment for carrying value of preferred stock redemption	-	-	3,645	-	(3,645)	-
Gains (losses) on derivative instruments	-	-	-	(6,547)	-	(6,547)
Comprehensive income available for common shareholders						148,377
Issuance of common shares	-	6	12,361	-	-	12,367
Issuance of preferred shares	350,000	-	(11,688)	-	-	338,312
Acquisition of minority interest	-	8	25,368	-	-	25,376
Conversion of Series D Preferred Shares	(130,665)	49	130,616	-	-	-
Redemption of Series D Preferred Shares	(2,593)	-	(30)	-	-	(2,623)
Redemption of Series E Preferred Shares	(100,000)	-	(29)	-	-	(100,029)
Exercise of Warrants	-	-	(2,881)	-	-	(2,881)
Tax benefits from employee stock plans	-	-	770	-	-	770
FASB 123 compensation expense	-	-	512	-	-	512
Distributions to common shareholders ($1.85 per share)	-	-	-	-	(261,061)	(261,061)

Balance at December 31, 2004	$657,250	$1,429	$2,538,461	$(6,547)	$(364,724)	$2.825,869

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)                                 The Company

Our rental operations are conducted through Duke Realty Limited Partnership (“DRLP”). We owned approximately 91.3% of the common partnership interests of DRLP (“Units”) at December 31, 2004. The remaining Units in DRLP are redeemable for shares of our common stock. We conduct Service Operations through Duke Realty Services Limited Partnership (“DRSLP”), in which we are the sole general partner. We also conduct Service Operations through Duke Construction Limited Partnership (“DCLP”), which is effectively 100% owned by DRLP. The consolidated financial statements include our accounts and our majority-owned or controlled subsidiaries.

(2)                                 Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and our controlled subsidiaries. The equity interests in these controlled subsidiaries not owned by us are reflected as minority interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control through majority voting interest or where the other owner has substantial participating rights are not consolidated and are reflected as investments in unconsolidated companies under the equity method of reporting.

Reclassifications

Certain 2003 and 2002 balances have been reclassified to conform to the 2004 presentation.

Real Estate Investments

Rental real property, including land, land improvements, buildings and building improvements, are included in real estate investments and are generally stated at cost. Buildings and land improvements are depreciated on the straight-line method over their estimated life not to exceed 40 and 15 years, respectively, and tenant improvement costs are depreciated using the straight-line method over the term of the related lease.

Direct and certain indirect costs clearly associated and incremental to the development, construction, leasing or expansion of real estate investments are capitalized as a cost of the property. In addition, all leasing commissions paid to third parties for new leases or lease renewals are capitalized. We capitalize a portion of our indirect costs associated with our construction/development and leasing efforts. In assessing the amount of direct and indirect costs to be capitalized, allocations are made based on estimates of the actual amount of time spent in each activity. The capitalized cost pool does not include any costs allocable to its executive officers. Additionally, we do not capitalize any costs attributable to downtime or to unsuccessful projects of leasing activities.

Within our Rental Operations, direct and indirect costs are capitalized under the guidelines of Statement of Financial Accounting Standard (“SFAS”) No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects (“SFAS 67”), and interest costs are capitalized under the guidelines of SFAS No. 34, Capitalization of Interest Cost (“SFAS 34”). The Company capitalizes these project costs associated with the initial construction of a property up to the time the property is substantially complete and ready for its intended use. In addition, the Company capitalizes costs, including real estate taxes, insurance, and

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

utilities, that have been allocated to vacant space based on the square footage of the portion of the building not held available for immediate occupancy during the extended lease-up periods after construction of the building shell has been completed if costs are being incurred to ready the vacant space for its intended use. If costs and activities incurred to ready the vacant space cease, then cost capitalization is also discontinued until such activities are resumed. Once necessary work has been completed on a vacant space, project costs are no longer capitalized. We cease capitalization of all project costs on extended lease-up periods after the shorter of a one-year period after the completion of the building shell or when the property attains 90% occupancy. Tenant improvement costs are generally not incurred on vacant space until a lease is signed and specific improvements are identified in the lease.

Construction in process and land held for development are included in real estate investments and are stated at cost. Real estate investments also include our equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development. We analyze our investments in joint ventures under Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities, to determine if the joint venture is considered a variable interest entity and would require consolidation. The equity method of accounting is used for these investments in which we have the ability to exercise significant influence, but not control, over operating and financial policies. Any difference between the carrying amount of these investments and the underlying equity in net assets is amortized to equity in earnings of unconsolidated companies over the depreciable life of the property, generally 40 years.

We adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS 144”), in 2002.  In accordance with this statement, properties held for rental are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a rental property over its anticipated holding period is less than its historical net cost basis. Upon determination that a permanent impairment has occurred, a loss is recorded to reduce the net book value of that property to its fair market value. Real properties to be disposed of are reported at the lower of net historical cost basis or the estimated fair market value, less the estimated costs to sell. Once a property is designated as held for disposal, no further depreciation expense is recorded.

In accordance with SFAS No. 141, Business Combinations (“SFAS 141”), we allocate the purchase price of acquired properties to net tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (buildings, tenant improvements and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. The remaining purchase price is allocated among three categories of intangible assets consisting of the above or below market component of in–place leases, the value of in-place leases and the value of customer relationships.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below market leases are included in deferred leasing and other costs in the balance sheet and are amortized to rental income over the remaining terms of the respective leases.

The total amount of intangible assets is further allocated to in-place lease values and to customer relationship values based upon management’s assessment of their respective values. These intangible assets are included in deferred leasing and other costs in the balance sheet and are depreciated over the remaining term of the existing lease, or the anticipated life of the customer relationship, as applicable.

Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents.

Valuation of Receivables

We reserve the entire receivable balance, including straight-line rent, of any tenant with an amount outstanding over 90 days. Straight-line rent receivables for any tenant with long-term risk, regardless of the status of rent receivables, are reviewed and reserved as necessary.

Deferred Costs

Costs incurred in connection with obtaining financing are amortized to interest expense on the straight-line method, which approximates a constant spread over the term of the related loan. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by us are capitalized and amortized over the term of the related lease. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.

Revenues

Rental Operations

Rental income from leases with scheduled rental increases during their terms is recognized on a straight-line basis.

Service Operations

Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Maintenance fees are based upon established hourly rates and are recognized as the services are performed. Construction management and development fees represent fee based third party contracts and are recognized as earned based on the terms of the contract, which approximates the percentage of completion method.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We recognize income on construction contracts where we serve as a general contractor on the percentage of completion method. Using this method, profits are recorded based on our estimates of the percentage of completion of individual contracts, commencing when the work performed under the contracts reach a point where the final costs can be estimated with reasonable accuracy. The percentage of completion estimates are based on a comparison of the contract expenditures incurred to the estimated final costs. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Property Sales

Gains from sales of depreciated property are recognized in accordance with SFAS No. 66, Accounting for Sales of Real Estate (“SFAS 66”), and are included in earnings from sales of land and depreciable property dispositions, net of any impairment adjustments, in the Statement of Operations if identified as held-for-sale prior to adoption of SFAS 144 and in discontinued operations if identified as held-for-sale after adoption of SFAS 144.

Gains or losses to our sale of property that were developed with the intent to sell and not for long-term rental are recognized in accordance with SFAS 66 and are included in construction management and development activity income in the Statement of Operations.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income available for common shares by the weighted average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing the sum of net income available for common shareholders and the minority interest in earnings allocable to Units not owned by us, by the sum of the weighted average number of common shares and minority Units outstanding, including any dilutive potential common shares for the period.

The following table reconciles the components of basic and diluted net income per common share (in thousands):

	2004	2003	2002
Basic net income available for common shares	$151,279	$161,911	$153,969
Minority interest in earnings of common unitholders	14,966	17,546	17,726
Diluted net income available for common shares	$166,245	$179,457	$171,695

Weighted average number of common shares outstanding	141,379	135,595	133,981
Weighted average partnership units outstanding	13,902	14,685	15,442
Weighted average conversion of Series D preferred shares (1)	877	-	-
Dilutive shares for stock-based compensation plans	904	861	1,416
Weighted average number of common shares and dilutive potential common shares	157,062	151,141	150,839

(1) We called for the redemption of the Series D shares as of March 16, 2004. Prior to the redemption date, nearly 5.3 million Series D shares were converted to 4.9 million common shares. These shares represent the weighted effect, assuming the Series D shares had been converted on January 1, 2004.

The Series D Convertible Preferred Stock was anti-dilutive for the years ended December 31, 2003 and 2002; therefore, no conversion to common shares was included in weighted average dilutive potential common shares.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A joint venture partner in one of our unconsolidated companies has the option to convert a portion of its ownership to our common shares. The effect of this option on earnings per share was anti-dilutive for the years ended December 31, 2004, 2003 and 2002.

Federal Income Taxes

We have elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income to our stockholders. Management intends to continue to adhere to these requirements and to maintain our REIT status. As a REIT, we are entitled to a tax deduction for some or all of the dividends we pay to shareholders. Accordingly, we generally will not be subject to federal income taxes as long as we distribute an amount equal to or in excess of our taxable income currently to stockholders. A REIT generally is subject to federal income taxes on any taxable income that is not currently distributed to its shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes and may not be able to qualify as a REIT for four subsequent taxable years.

REIT qualification reduces, but does not eliminate, the amount of state and local taxes we pay. In addition, our financial statements include the operations of taxable corporate subsidiaries that are not entitled to a dividends paid deduction and are subject to corporate federal, state and local income taxes. As a REIT, we may also be subject to certain federal excise taxes if we engage in certain types of transactions.

The following table reconciles our net income to taxable income before the dividends paid deduction for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Net income	$188,701	$199,232	$207,167
Book/tax differences	53,817	35,082	26,856
Taxable income before adjustments	242,518	234,314	234,023
Less: capital gains	(38,655)	(32,009)	(4,203)
Adjusted taxable income subject to 90% dividend requirement	$203,863	$202,305	$229,820

Our dividends paid deduction is summarized below (in thousands):

	2004	2003	2002
Cash dividends paid	$292,889	$284,868	$289,528
Less: Capital gains distribution	(38,655)	(32,009)	(4,203)
Less: Return of capital	(46,694)	(46,637)	(50,425)
Total dividends paid deduction attributable to adjusted taxable income	$207,540	$206,222	$234,900

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of the tax characterization of the dividends paid for the years ended December 31, 2004, 2003 and 2002 follows:

	2004	2003	2002
Common Shares
Ordinary income	69.3%	69.7%	78.2%

Return of capital	17.5%	19.1%	20.5%

Capital gains	13.2%	11.2%	1.3%
	100.0%	100.0%	100.0%
Preferred Shares
Ordinary income	86.8%	88.8%	98.7%

Capital gains	13.2%	11.2%	1.3%
	100.0%	100.0%	100.0%

We recorded federal and state income taxes of $5.2 million, $4.0 million and $12.0 million for 2004, 2003 and 2002, respectively, which were primarily attributable to the earnings of our taxable REIT subsidiaries. The taxable REIT subsidiaries had no significant deferred income tax items.

Stock Based Compensation

We apply the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting, for all stock based awards issued prior to 2002.

Accordingly, for stock options granted prior to 2002, no compensation expense is reflected in net income as all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant.

In 2002, we prospectively adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), for all awards granted after January 1, 2002.

Awards under our stock based employee compensation plans generally vest over five years at 20% per year. Therefore, the expense related to these plans is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS 123. The following table illustrates the effect on net income and earnings per share if the fair value method had been applied to all outstanding and unvested awards in each period (in thousands, except per share amounts).

	2004	2003	2002

Net income, as reported	$151,279	$161,911	$153,969
Add: Stock-based employee compensation expense included in net income determined under fair value method	455	155	224
Deduct: Total stock based compensation expense determined under fair value method for all awards	(923)	(778)	(1,153)
Proforma Net Income	$150,811	$161,288	$153,040

Basic net income per share
As reported	$1.07	$1.19	$1.15
Pro forma	$1.07	$1.19	$1.14

Diluted net income per share
As reported	$1.06	$1.19	$1.14
Pro forma	$1.06	$1.18	$1.13

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Derivative Financial Instruments

We periodically enter into certain interest rate protection agreements to effectively convert or cap floating rate debt to a fixed rate, and to hedge anticipated future financing transactions. Net amounts paid or received under these agreements are recognized as an adjustment to the interest expense of the corresponding debt. We do not utilize derivative financial instruments for trading or speculative purposes.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), requires that all derivative instruments be recorded on the balance sheet as assets or liabilities at their fair value. Derivatives that are not hedges must be adjusted to fair value through the recording of income or expense. If a derivative qualifies as a hedge, the changes in fair value of the effective portion of the hedge are recognized in other comprehensive income, while the ineffective portion of the derivative’s change in fair value is recognized in earnings. We estimate the fair value of derivative instruments using standard market conventions and techniques such as discounted cash flow analysis, option pricing models and termination cost at each balance sheet date.

Use Of Estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(3)                                 Related Party Transactions

We provide property management, leasing, construction and other tenant related services to properties in which former executive officers and current directors have ownership interests. We received fees totaling approximately $693,000, $1.2 million, and $1.4 million in 2004, 2003 and 2002, respectively, for services provided to these properties. The fees we charged for such services are equivalent to those charged to unrelated third-party owners for similar services. We had an option to acquire the executive officers’ interests in these properties. Two of these properties, the Bank One Towers office buildings in Cincinnati, Ohio, were acquired in August 2003 at a price of $45.5 million. The terms of this acquisition were reviewed and approved by the independent members of our Board of Directors. The options on the remaining properties expired in October 2003, as the independent members of our Board of Directors determined that it was not in our best interests to exercise the options.

We provide property management, leasing, construction and other tenant related services to unconsolidated companies in which we have an equity interest. For each of the years ended December 31, 2004, 2003 and 2002, we received management fees of $4.9 million from these unconsolidated companies. In addition, for each of the years ended December 31, 2004, 2003 and 2002, respectively, we received from these entities leasing fees of $2.6 million, $2.3 million and $2.5 million and construction and development fees of $1.5 million, $1.4 million and $4.5 million. These fees were charged at market rates and we eliminated our ownership percentage of these fees in the consolidated financial statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2002, we received lease termination fees totaling $7.7 million from a tenant that is a subsidiary of Progress Energy, Inc. At that time, William Cavanaugh III was President and Chief Executive Officer of Progress Energy, Inc. and a member of our Board of Directors. Our independent directors approved the transaction and management believes that the amount received approximates a value that would have been charged to tenants with similar lease terms and commitments.

(4)                                 Investments in Unconsolidated Companies

We have equity interests ranging from 10% – 64% in unconsolidated joint ventures that own and operate rental properties and hold land for development.

Combined summarized financial information for the unconsolidated companies as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003, and 2002, are as follows (in thousands):

	2004	2003	2002
Rental revenue	$167,803	$170,227	$169,683
Net income	$40,138	$41,065	$51,013
Earnings distributions received	$30,309	$30,844	$29,238

Land, buildings and tenant improvements, net	$1,158,068	$1,173,232
Land held for development	50,173	51,328
Other assets	62,190	62,196
	$1,270,431	$1,286,756
Property indebtedness	$570,941	$577,732
Other liabilities	51,377	41,691
	622,318	619,423
Owners’ equity	648,113	667,333
	$1,270,431	$1,286,756

Our share of the scheduled payments of long term debt for the unconsolidated joint ventures for each of the next five years and thereafter as of December 31, 2004, are as follows (in thousands):

Year	Future Repayments
2005	$31,713
2006	13,740
2007	62,254
2008	1,507
2009	70,473
Thereafter	104,595
$284,282

The following significant transactions involving the unconsolidated companies have occurred over the past three years:

During 2003, we purchased our partners’ interests in three separate joint ventures. We had a 50% interest in each of these ventures prior to their acquisition. We also sold our 50% interest in two separate joint ventures to our partners. In addition, we contributed cash and undeveloped land to a joint venture that owns undeveloped land and an office building in return for a 50% interest.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In 2002, we recognized a gain of $1.8 million on the sale of a building that was developed for sale by a joint venture in which we owned a 50% interest. The gain was included in equity in earnings in the Statement of Operations. We also bought out our other partners’ interest in six separate joint ventures.  We had a 50% interest in each of these ventures prior to such acquisitions.

(5)                                 Real Estate Investments

The amounts described in the following paragraphs and tables have been reclassified from the previously filed consolidated financial statements to reflect the reclassification to discontinued operations for dispositions of properties held for sale through June 30, 2005.  During the period January 1, 2005 through June 30, 2005 we sold or held for sale sixteen properties owned by us and not classified as assets held for sale as of December 31, 2004.  The results of operations from such properties have been reclassified as income (loss) from discontinued operations for the years ended December 31, 2004, 2003 and 2002 in the consolidated statements of operations.  The effect of these reclassifications resulted in a decrease to income from discontinued operations for the year ended December 31, 2004 of $1.9 million.  For the years ended December 31, 2003 and 2002, these reclassifications resulted in increases of $1.2 million and $3.4 million, respectively.

After the effects of the above reclassification, we have classified operations of 102 buildings as discontinued operations as of December 31, 2004. These 102 buildings consist of 78 industrial, 18 office and six retail properties. As a result of the reclassification, net income (loss), net of minority interest, of $(258,000), $7.5 million and $14.1 million are now reported as net income (loss) from discontinued operations for the years ended December 31, 2004, 2003 and 2002, respectively. Forty-one of these properties were sold during 2004, 42 properties were sold during 2003, two properties were sold during 2002 and seventeen operating properties are classified as held-for-sale at December 31, 2004. The gains on disposal of these properties, net of impairment adjustment and minority interest, of $23.9 million and $11.7 million for the years ended December 31, 2004 and 2003, respectively, are also reported in discontinued operations. For the year ended December 31, 2002, a $4.5 million loss on disposal of properties, net of impairment adjustment and minority interest, is reported in discontinued operations due to impairment charges of $7.7 million recorded on three properties in 2002 that were later sold in 2003 and 2004.

The following table illustrates the major classes of assets and operations affected by the 102 buildings identified as discontinued operations at December 31, 2004 (in thousands):

	2004	2003	2002
Statement of Operations:
Revenues	$24,202	$41,362	$51,258
Expenses:
Operating	8,402	13,290	13,495
Interest	4,673	8,083	9,014
Depreciation and Amortization	11,366	11,676	12,994
General and Administrative	44	52	70
Operating Income	(283)	8,261	15,685
Other Income	-	2	26

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2004	2003	2002

Minority interest income (expense) - operating
and other income	25	(807)	(1,623)
Income (loss) from discontinued operations,
before gain on sale	(258)	7,456	14,088
Gain (loss) on sale of property, net of
impairment adjustment	26,247	13,024	(4,969)
Minority interest expense – gain on sales	(2,349)	(1,272)	513
Income from discontinued operations	$23,640	$19,208	$9,632

Balance Sheet:
Real estate investments, net	$71,599
Other Assets	23,429
Total Assets	$95,028
Accrued Expenses	1,250
Other Liabilities	829
Equity and minority interest	92,949
Total Liabilities and Equity	$95,028

We allocate interest expense to discontinued operations as permitted under EITF 87-24, “Allocation of Interest to Discontinued Operations,” and have included such interest expense in computing net income from discontinued operations. Interest expense allocable to discontinued operations includes interest on the debt for the secured properties and an allocable share of our consolidated unsecured interest expense for unencumbered properties. The allocation of unsecured interest expense to discontinued operations was based upon the Gross Book Value of the discontinued operations unencumbered population as it related to our entire unencumbered population.

At December 31, 2004, we had one industrial property comprising approximately 81,000 square feet classified as held-for-sale.  The net book value of the property held-for-sale at December 31, 2004, was approximately $3.4 million.

In 2004 we recorded $424,000 of impairment adjustments for three land parcels that were held-for-sale. We also recorded a $180,000 impairment adjustment for the industrial building classified as held-for-sale at December 31, 2004.  These adjustments reflect the write-down of the carrying values of the properties to their projected sales prices, less selling expenses, once it became probable that the properties would be sold. The industrial building was sold in the second quarter of 2005.  Each of the land parcel properties was sold in 2004.

In 2003 we recorded $1.1 million of impairment adjustments for one industrial building and three land parcels that were held-for-sale. These adjustments reflect the write-down of the carrying values of the properties to their projected sales prices, less selling expenses, once it became probable that the properties would be sold. Each of these properties was later sold in 2003.

We recorded a $9.4 million impairment adjustment for six properties in 2002. This total consisted of a $7.7 million adjustment for three industrial properties and a $1.7 million adjustment for three office properties. The properties were identified as impaired upon the comparison of their projected undiscounted cash flows to their carrying values. The impairment adjustment reflects the write-down of the carrying values of the properties to their estimated fair market values. In estimating fair market value, management considers valuation factors used by independent appraisers, including the sales of comparable properties, replacement cost and the capitalization of future expected net operating income.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)           Indebtedness

Indebtedness at December 31 consists of the following (in thousands):

	2004	2003
Fixed rate secured debt, weighted average interest rate of 6.51% at December 31, 2004,
and 6.94% at December 31, 2003, maturity dates ranging from 2005 to 2017	$163,607	$153,460

Variable rate secured debt, weighted average interest rate of 3.43% at December 31, 2004,
and 2.42% at December 31, 2003, maturity dates ranging from 2006 to 2025	39,474	55,189

Fixed rate unsecured notes, weighted average interest rate of 6.02% at December 31, 2004,
and 6.41% at December 31, 2003, maturity dates ranging from 2005 to 2028	2,065,623	1,775,887

Unsecured line of credit, facility unused at December 31, 2004, interest rate of 1.77% at
December 31, 2003, maturity date 2007	-	351,000

Variable rate unsecured note, interest rate of 2.78% at December 31, 2004, maturity date of 2006	250,000	-
	$2,518,704	$2,335,536

The fair value of our indebtedness as of December 31, 2004, was $2.7 billion.

As of December 31, 2004, the $203.1 million of secured debt was collateralized by rental properties with a carrying value of $464.6 million and by letters of credit in the amount of $14 million.

We had one unsecured line of credit available at December 31, 2004, described as follows (in thousands):

				Outstanding
	Borrowing	Maturity	Interest	at December
Description	Capacity	Date	Rate	31, 2004
Unsecured Line of Credit	$500,000	January 2007	LIBOR + .60%	$-

The stated interest rate under the line is LIBOR plus 60 basis points. However, the facility provides us with an option to obtain borrowings from financial institutions that participate in the line, at rates lower than the stated interest rate, subject to certain restrictions. At December 31, 2004, we were not using this facility.

The line of credit also contains financial covenants that require us to meet defined levels of performance. As of December 31, 2004, we are in compliance with all covenants and expect to remain in compliance for the foreseeable future.

In January 2004, we issued $125 million of four-year unsecured debt at an effective interest rate of 3.35%

In August 2004, we issued $250 million of 5.40% unsecured notes due in 2014. The notes were issued as part of an exchange of securities for $100 million principal amount of our 6.95% unsecured debt due August 2004. The remaining cash proceeds were used to fund costs associated with the offering and exchange of debt, and to reduce amounts outstanding under our unsecured line of credit.

In December 2004, we issued $250.0 million of unsecured floating rate debt at 26 basis points over LIBOR.  The debt matures in 2006, but is callable by us after six months.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2004, the scheduled amortization and maturities of all indebtedness for the next five years and thereafter were as follows (in thousands):

Year	Amount
2005	$279,666
2006	423,504
2007	221,506
2008	265,059
2009	280,867
Thereafter	1,048,102
$2,518,704

The amount of interest paid in 2004, 2003 and 2002 was $136.2 million, $130.1 million and $125.9 million, respectively. The amount of interest capitalized in 2004, 2003 and 2002 was $6.0 million, $6.7 million and $13.5 million, respectively.

(7)           Segment Reporting

The amounts in the segment disclosure have also been reclassifed from the previously filed consolidated financial statements to reflect the reclassification to discontinued operations for the additional sixteen properties disposed of or identified as held-for-sale through June 30, 2005.

We are engaged in four operating segments, the first three of which consist of the ownership and rental of office, industrial and retail real estate investments (collectively, “Rental Operations”). The fourth segment consists of our build-to-suit for sale operations and the providing of various real estate services such as property management, maintenance, leasing, development and construction management to third-party property owners and joint ventures (“Service Operations”). Our reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

Non-segment revenue consists mainly of equity in earnings of unconsolidated companies. Segment FFO information is calculated by subtracting operating expenses attributable to the applicable segment from segment revenues. Non-segment assets consist of corporate assets including cash, deferred financing costs and investments in unconsolidated companies. Interest expense and other non-property specific revenues and expenses are not allocated to individual segments in determining our performance measure.

We assess and measure segment operating results based upon an industry performance measure referred to as Funds From Operations (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, represents net income (loss) determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The revenues and FFO for each of the reportable segments for the years ended December 31, 2004, 2003 and 2002, and the assets of each reportable segment as of December 31, 2004 and 2003 are summarized as follows (in thousands):

	2004	2003	2002
Revenues
Rental Operations:
Office	$453,226	$413,845	$386,348
Industrial	268,375	254,453	244,356
Retail	4,830	5,801	4,672
Service Operations	70,803	59,456	68,580
Total Segment Revenues	797,234	733,555	703,956
Non-Segment Revenue	26,934	27,444	31,073
Consolidated Revenue from continuing operations	824,168	760,999	735,029
Discontinued Operations	24,202	41,362	52,533
Consolidated Revenue	$848,370	$802,361	$787,562

Funds From Operations
Rental Operations:
Office	$290,193	$269,764	$258,405
Industrial	201,314	191,361	189,297
Retail	3,894	4,876	4,075
Services Operations	24,421	21,821	30,270
Total Segment FFO	519,822	487,822	482,047
Non-Segment FFO:
Interest expense	(132,936)	(123,423)	(109,269)
Interest income	5,213	3,613	3,833
General and administrative expense	(26,388)	(22,116)	(25,284)
Gain on land sales	10,119	7,135	4,478
Impairment charges on depreciable property	(180)	(500)	(9,379)
Other expenses	(363)	(2,796)	(368)
Minority interest in earnings of subsidiaries	(1,253)	(586)	(1,093)
Minority interest in earnings of common unitholders	(13,607)	(15,467)	(16,616)
Minority interest in earnings of preferred unitholders	-	(1,904)	(7,560)
Minority interest share of FFO adjustments	(19,783)	(18,854)	(19,353)
Joint venture FFO	40,488	42,526	44,778
Dividends on preferred shares	(33,777)	(37,321)	(45,053)
Adjustment for redemption of preferred stock	(3,645)	-	(8,145)
Discontinued operations, net of minority interest	8,759	17,860	28,870
Consolidated FFO	352,469	335,989	321,886

Depreciation and amortization on continuing operations	(217,216)	(184,558)	(162,627)
Depreciation and amortization on discontinued operations	(11,366)	(11,676)	(12,994)
Share of joint venture adjustments	(18,901)	(18,839)	(17,598)
Earnings from depreciated property sales and ownership interests
in unconsolidated companies on continuing operations	83	8,617	4,491
Earnings from depreciated property sales on discontinued operations	26,427	13,524	1,458
Minority interest share of FFO adjustments	19,783	18,854	19,353
Net income available for common shareholders	$151,279	$161,911	$153,969

	December 31,	December 31,
	2004	2003
Assets
Rental Operations
Office	$3,128,387	$2,884,834
Industrial	2,211,509	2,177,483
Retail	84,625	47,293
Service Operations	131,218	111,318
Total Segment Assets	5,555,739	5,220,928
Non-Segment Assets	340,904	340,321
Consolidated Assets	$5,896,643	$5,561,249

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In addition to revenues and FFO, we also review our recurring capital expenditures in measuring the performance of our individual Rental Operations segments. These recurring capital expenditures consist of tenant improvements, leasing commissions and building improvements. We review these expenditures to determine the costs associated with re-leasing vacant space and maintaining the condition of our properties. Our recurring capital expenditures by segment are summarized as follows for the years ended December 31, 2004, 2003 and 2002, respectively (in thousands):

	2004	2003	2002
Recurring Capital Expenditures
Office	$68,535	$44,602	$31,616
Industrial	39,096	31,711	27,398
Retail	22	135	345
Total	$107,653	$76,448	$59,359

(8)           Leasing Activity

Future minimum rents due to us under non-cancelable operating leases at December 31, 2004, are as follows (in thousands):

Year	Amount
2005	$567,801
2006	518,136
2007	441,843
2008	358,202
2009	289,451
Thereafter	832,194
$3,007,627

In addition to minimum rents, certain leases require reimbursements of specified operating expenses that amounted to $137.9 million, $130.3 million, and $121.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(9)           Employee Benefit Plans

We maintain a 401(k) plan for full-time employees.  We make matching contributions up to an amount equal to three percent of the employee’s salary and may also make annual discretionary contributions. The total expense recognized for this plan was $1.9 million, $1.6 million and $1.7 million for the years ended 2004, 2003 and 2002, respectively.

We make contributions to a contributory health and welfare plan as necessary to fund claims not covered by employee contributions. The total expense we recognized related to this plan was $7.2 million, $6.4 million and $5.4 million for 2004, 2003 and 2002, respectively. These expense amounts include estimates based upon the historical experience of claims incurred but not reported as of year-end.

(10)         Shareholders’ Equity

We periodically access the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt. The proceeds of these offerings are contributed to DRLP in exchange for an additional interest in DRLP.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following series of preferred stock were outstanding as of December 31, 2004 (in thousands, except percentages):

	Shares	Dividend	Redemption	Liquidation
Description	Outstanding	Rate	Date	Preference	Convertible

Series B Preferred	265	7.990%	September 30, 2007	$132,250	No
Series I Preferred	300	8.450%	February 6, 2006	75,000	No
Series J Preferred	400	6.625%	August 29, 2008	100,000	No
Series K Preferred	600	6.500%	February 13, 2009	150,000	No
Series L Preferred	800	6.600%	November 30, 2009	200,000	No

All series of preferred shares require cumulative distributions and have no stated maturity date (although we may redeem them on or following their optional redemption dates).

The Series B, Series I, Series J, Series K and Series L Preferred Stock may be redeemed only at our option, in whole or in part.

We issued $150 million of Series K Preferred Shares in February 2004 at a dividend rate of 6.50% and $200 million of Series L Preferred Shares in November 2004 at a dividend rate of 6.60%.

The dividend rate on the Series B Preferred shares increases to 9.99% after September 12, 2012. We repurchased 355,000 shares of the Series B Preferred shares in September 2002. The repurchase transaction was initiated by a group of Series B Preferred shareholders who voluntarily approached us with an opportunity for us to buy back these shares before their earliest stated redemption date.

We called for the redemption of our Series D Convertible Preferred Shares as of March 16, 2004. Prior to the redemption date, 5,242,635 Series D Convertible Preferred Shares were converted into 4,911,143 Common Shares. The remaining 103,695 Series D Convertible Preferred Shares outstanding on March 16, 2004 were redeemed.

We redeemed our $100 million Series E Preferred Shares on January 20, 2004, at par value.

(11)         Stock Based Compensation

At December 31, 2004, we had nine stock-based employee compensation plans that are described more fully below.  We are authorized to issue up to 7,144,711 shares of our common stock under these compensation plans.

Fixed Stock Option Plans

We had options outstanding under six fixed stock option plans as of December 31, 2004. Additional grants may be made under three of those plans.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

A summary of the status of our fixed stock option plans as of December 31, 2004, 2003 and 2002 and changes during the years ended on those dates follows:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	3,586,360	$22.65	3,920,198	$22.09	4,691,659	$21.12
Granted	506,688	32.49	609,390	25.48	676,038	23.37
Exercised	(728,250)	20.85	(773,625)	21.87	(1,203,534)	18.82
Forfeited	(12,329)	27.20	(169,603)	23.63	(243,965)	22.96
Outstanding, end of year	3,352,469	24.51	3,586,360	22.65	3,920,198	22.09
Options exercisable,
end of year	1,844,256		2,014,875		2,297,500
Weighted-average fair value of options
granted during the year	$2.84		$1.81		$2.05

The fair values of the options were determined using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Dividend yield	6.50%	7.25%	7.25%
Volatility	20.0%	20.0%	20.0%
Risk-free interest rate	3.6%	3.2%	4.7%
Expected life	6 years	6 years	6 years

The options outstanding at December 31, 2004, under the fixed stock option plans have a range of exercise prices from $12.94 to $34.14 with a weighted average exercise price of $24.51 and a weighted average remaining contractual life of 6.11 years. The options exercisable at December 31, 2004 have a weighted average exercise price of $22.55.

Each option’s maximum term is ten years. With limited exceptions, options vest at 20% per year, or, if earlier, upon the death, retirement or disability of the optionee or a change in control of the Company.

Performance Based Stock Plans

Performance shares are granted under the 2000 Performance Share Plan, with each performance share economically equivalent to one share of our common stock. The performance shares vest over a five-year period with the vesting percentage for a year dependent upon our attainment of certain predefined levels of earnings growth for such year. The value of vested performance shares are payable in cash upon the retirement or termination of employment of the participant. At December 31, 2004, plan participants had the right to receive up to 200,726 performance shares, of which 48,760 were vested and 152,002 were contingent upon future earnings achievement.

The amount of compensation cost was based upon the intrinsic value of the vested performance shares at the end of each applicable reporting period. The compensation cost that was charged against income for this plan was $1.7 million, $529,000 and $96,000 for 2004, 2003 and 2002, respectively.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In October 2002, we amended our Shareholder Value Plan (“SVP Plan”) and Dividend Increase Unit Plans (“DIU Plans”) by requiring that all payouts under these two plans to be in cash only. Payments made under our SVP Plan are based upon our cumulative shareholder return for a three-year period as compared to the cumulative total return of the S&P 500 and the NAREIT Equity REIT Total Return indices. Payments under the DIU Plans are based upon increases in our dividend per common share. The total compensation cost that was charged against income for these two plans was $2.3 million, $1.6 million and $4.6 million for 2004, 2003 and 2002, respectively.

Directors Stock Payment Plan

Under our 1999 Directors’ Stock Payment Plan, non-employee members of our board of directors are entitled to 1,600 shares our common stock per year as partial compensation for services as a board member. The shares are fully vested when issued and we record the value of the shares as an expense. The amount of that expense was $525,000, $415,000 and $274,000 for 2004, 2003 and 2002, respectively.

Employee Stock Purchase Plan

Under our Employee Stock Purchase Plan, employees are entitled to purchase our common stock at a 15% discount through payroll deductions. Under SFAS 123, we are required to record the amount of the discount as compensation expense. The amount of that expense for 2004 and 2003 was $255,000 and $219,000, respectively.

(12)         Financial Instruments

We are exposed to capital market risk, such as changes in interest rates. In order to manage the volatility relating to interest rate risk, we may enter into interest rate hedging arrangements from time to time. We do not utilize derivative financial instruments for trading or speculative purposes. We account for derivative instruments under SFAS 133.

During the first quarter of 2004, we funded a $65 million note receivable secured by a first mortgage on a portfolio of office properties owned by a third party located in Atlanta, Georgia. The note receivable had a maximum two-year term with an interest rate of 5.5% for the first 6 months and 6.5% thereafter. In order to fund the note receivable, we borrowed $65 million under a variable interest rate term loan. The loan bears interest at the rate of LIBOR + 75 basis points, has a maturity date of January 2005, and contains two six month renewal options. To hedge our variable interest rate risk on the loan, we entered into two interest rate swaps totaling $65 million that effectively fixed the rate at 2.184% through maturity. The hedge accounting rules are being used for the swaps, which allow for changes in market value of the swaps to be recorded through Other Comprehensive Income (“OCI”) in equity versus the Statement of Operations. In the third quarter of 2004, the $65 million note receivable was repaid in connection with our acquisition of the properties that secured the note. However, our $65 million note payable and related interest swaps were not retired. As of December 31, 2004, the fair value of the hedge was $51,000, which was reflected through an increase in other assets and OCI on our balance sheet.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In June 2004, we simultaneously entered into three forward-starting interest rate swaps aggregating $144.3 million, which effectively fixed the rate on financing expected in 2004 at 5.346%, plus our credit spread over the swap rate. The swaps qualified for hedge accounting under SFAS 133; therefore, changes in the fair value were recorded in OCI. In August 2004, we settled these three swaps when we issued $250.0 million of unsecured notes with an effective interest rate of 6.33%, due in 2014. We paid $6.85 million to unwind the swaps, which will be amortized from OCI into interest expense over the life of the new 6.33% notes.

In December 2002, we simultaneously entered into two $50 million forward-starting interest rate swaps as a hedge to effectively fix the rate on unsecured debt financings expected in 2003. Then again in February 2003, we simultaneously entered into two additional $25 million forward-starting interest rate swaps as a hedge to effectively fix the rate on unsecured debt financings expected in 2003.  All four swaps qualified for hedge accounting under SFAS 133; therefore, changes in fair value were recorded in other comprehensive income. In July 2003, we terminated the swaps for a net gain of $643,000, which is included in other revenue in the Statements of Operations. The swaps were terminated because our capital needs were met through the issuance of the Series J Preferred Stock in lieu of the previously contemplated issuance of debt.

During the year ended December 31, 2002, we recorded a $1.4 million gain associated with an interest rate contract that did not qualify for hedge accounting.  The contract expired on December 30, 2002.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise is effective July 1, 2003. We include the operations of one joint venture in our consolidated financial statements. This joint venture is partially owned by unaffiliated parties that have noncontrolling interests. SFAS 150 requires the disclosure of the estimated settlement value of these noncontrolling interests. As of December 31, 2004, the estimated settlement value of the noncontrolling interest in this consolidated joint venture was approximately $1.0 million as compared to the minority interest asset recorded on our books for this joint venture of $142,000.

(13)         Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 123 (R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock Based Compensation, and is effective July 2005. We are currently evaluating the impact on our financial position and results of operations.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)         Commitments and Contingencies

In 1998 and 1999, certain members of management and the Board of Directors purchased $69 million of common stock in connection with an Executive and Senior Officer Stock Purchase Plan. The purchases were financed by five-year personal loans at market interest rates from financial institutions. As of December 31, 2004, the outstanding balance on these loans was approximately $1.6 million as some participants have extended their involvement in the program beyond the original five years. These loans were secured by common shares with a fair market value of approximately $2.5 million purchased through this program and owned by the remaining plan participants at December 31, 2004. As a condition of the financing agreement with the financial institution, we guaranteed repayment of principal, interest and other obligations for each participant, but are fully indemnified by the participants. In the opinion of management, it is not probable that we will be required to satisfy these guarantees.

In October 2000, we sold or contributed industrial properties and undeveloped land with a fair value of $487 million to a joint venture (Dugan Realty LLC) in which we have a 50% interest and recognized a net gain of $35.2 million. This transaction expanded an existing joint venture with an institutional real estate investor. As a result of the total transactions, we received $363.9 million of proceeds. The joint venture partially financed this transaction with $350 million of secured mortgage debt, the repayment of which we directly or indirectly guaranteed. The guarantee associated with $260 million of such debt expired in December 2003 without us being required to satisfy the guarantee. The remaining $90 million of such debt is still guaranteed by us. In connection with this transaction, the joint venture partners were given an option to put up to a $50 million interest in the joint venture to us in exchange for our common stock or cash (at our option), subject to certain timing and other restrictions. As a result of this put option, we deferred $10.2 million of gain on sale of depreciated property and recorded a $50 million liability.

We have guaranteed the repayment of $12.3 million of economic development bonds issued by various municipalities in connection with certain commercial developments. We will be required to make payments under our guarantees to the extent that incremental taxes from specified developments are not sufficient to pay the bond debt service. Management does not believe that it is probable that we will be required to make any significant payments in satisfaction of these guarantees.

We have also guaranteed the repayment of a $2 million mortgage loan encumbering the real estate of one of our unconsolidated joint ventures. Management believes that the value of the real estate exceeds the loan balance and that we will not be required to satisfy this guarantee.

We evaluated our guarantees under FASB Interpretation 45 (“FIN 45”) in order to determine the amount of potential liability we may incur resulting from the guarantees. For this evaluation we used discounted cash flow projections for expected incremental financing to be generated from anticipated development. Based upon these projections, no liability was recorded at December 31, 2004.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We have entered into agreements, subject to the completion of due diligence requirements, resolution of certain contingencies and completion of customary closing conditions, for the future acquisition of land totaling $43.8 million. We have also entered into an agreement to acquire a single building for $8.0 million, which is expected to close in 2005.

We renewed all of our major insurance policies in 2004. These policies include coverage for acts of terrorism for our properties. We believe that this insurance provides adequate coverage against normal insurance risks and that any loss experienced would not have a significant impact on our liquidity, financial position, or results of operations.

We are subject to various legal proceedings and claims that arise in the ordinary course of business.  In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect our consolidated financial statements or results of operations.

(15)         Subsequent Events

Effective as of January 1, 2005, the Company, DRLP, Duke Management, Inc (“DMI”), an Indiana corporation, and DRSLP entered into a Contribution Agreement, pursuant to which DMI contributed to DRLP all of DMI’s limited partnership interest in DRSLP in exchange for the issuance to DMI of 435,814 DRLP limited partnership units. As a result, the Company and DRLP now own 100% of the partnership interests in DRSLP. In addition, DMI owns a total of 501,349 DRLP limited partnership units as a result of the transaction.

See additional information regarding this transaction in a Current Report on Form 8-K filed with the SEC on January 4, 2005.